ASSIGNMENT OF SUBADVISORY AGREEMENT

Amendment No. 1 to Subadvisory Agreement, dated as of March 12, 2012 (this “Assignment”), among the Wilmington Funds, a Delaware statutory trust (formerly the MTB Group of Funds and herein, the “Trust”), Wilmington Funds Management Corporation (“Adviser”), Wilmington Trust Investment Advisors, Inc. (formerly known as MTB Investment Advisors, Inc. and herein, “WTIA”), and NWQ Investment Management Company, LLC (“Subadviser”).

Recitals:

1. The Trust, WTIA and Subadviser are the parties to a Subadvisory Agreement, dated as of November 13, 2007 (the “Agreement”).

2. The Trust, WTIA and Subadviser wish to effect an assignment of the Agreement to Adviser, and the Trust, Adviser and Subadviser wish to amend the Agreement, as assigned, in certain respects.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth in this Agreement, the Trust, Adviser, WTIA and Subadviser agree as follows:

1. Definitions. Capitalized terms used in this Assignment (including the above Recitals) without definition that are defined in the Agreement have the meanings given them in the Agreement.

2. Assignment.

(a) WTIA hereby assigns, transfers and conveys to Adviser all of WTIA’s right, title and interest in and to the Agreement.

(b) Adviser hereby accepts the assignment of the Agreement and hereby assumes, from and after the date of this Amendment and without limitation, all of the duties, obligations and liabilities of “Adviser” under the Agreement, as fully as if Adviser had been the original party to the Agreement. From and after the date of this Amendment, WTIA shall not have any rights or obligations under the Agreement, other than: (i) to receive any accrued and unpaid advisory fees and any unreimbursed expenses; and (ii) or action or omissions taken or made by WTIA under the Agreement prior to the date of this Amendment.

(c) Subject to the terms and conditions set forth herein, each of the Trust and Subadviser consents to the assignment and assumption of the Agreement.

3. Amendments. The Trust, Adviser and Subadviser make the following amendments to the Agreement:

(a) From and after the effectiveness of this Assignment, all references in the Agreement to “Adviser” shall be references to Wilmington Funds Management Corporation.

(b) The existing text of Section 6, “Compensation of the Subadviser,” is deleted in its entirety and the following new text inserted in lieu thereof:

“For all services to be rendered, facilities furnished and expenses paid or assumed by Subadviser as herein provided for the Funds, the Fund will pay Subadviser an annual fee equal to 45 basis points (0.45%) of the average daily net asset value of the Assets. Such fee shall accrue daily and be paid monthly. The “average daily net asset value” of the Assets shall be determined on the basis set forth in the Fund’s Prospectus or, if not described therein, on such basis as is consistent with Rule 2a-4 and Rule 22c-1 under the 1940 Act and the regulations promulgated thereunder. Subadviser will receive a pro rata portion of such monthly fee for any periods in which Subadviser advises the Fund less than a full month. Subadviser understands and agrees that neither the Adviser nor any other subadviser to the Fund has any liability for the payment of Subadviser’s fee hereunder and that the payment of fees owed to Subadviser shall be the sole responsibility of the Fund.”

(c) Section 14(f) of the Agreement is amended to provide the following notice information for Adviser:

Wilmington Funds Management Corporation

1100 North Market Street

Wilmington, Delaware 19890

Attn:    President

Fax:     (302) 427-4828

4. Effectiveness. The parties agree that this Assignment shall become effective as of 12:01 a.m., Eastern time, on March 12, 2012 (the “Effective Time”).

5. Representations, Warranties. Each of Adviser and WTIA represents and warrants to and covenants with the Subadviser as follows:

(a) Adviser and WTIA are commonly controlled by M&T Bank Corporation.

(b) All employees of WTIA previously responsible for providing services to the Fund will maintain those same responsibilities as employees of WTIA or of Adviser.

(c) The shareholders of the Fund have duly approved a new investment advisory agreement with Advisor and a new subadvisory agreement with WTIA at a meeting duly called and held and at which a quorum was at all times acting and present, in person or by proxy.

(d) As of the Effective Time, Adviser is the duly appointed and acting investment adviser to the Fund, and WTIA is a duly appointed and acting investment subadviser to the Fund.

6. Other Agreements.

(a) This Assignment sets forth the entire agreement among the parties with respect to the assignment of the Agreement, and to the amendments of the Agreement set forth above, and supersedes all prior or contemporaneous verbal or written agreements between them, with respect to such matters. The Recitals at the beginning of this Assignment are an integral part of this Assignment. The headings contained in this Assignment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment. The Agreement, as assigned and amended by this Assignment, shall remain in full force and effect. This Assignment shall be part of the Agreement.

(b) This Assignment may be executed in two or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. This Assignment may be executed and delivered by the parties by facsimile transmission or portable document format, provided that manually executed originals are delivered promptly after the date hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed on their behalf by their duly authorized officers as of the date first above written.

WILMINGTON FUNDS

By:	/s/ Michael D. Daniels
Michael D. Daniels
Vice President

WILMINGTON TRUST INVESTMENT ADVISORS, INC.

By:	/s/ Michael D. Daniels
Michael D. Daniels
Vice President

WILMINGTON FUNDS MANAGEMENT CORPORATION

By:	/s/ Michael D. Daniels
Michael D. Daniels
Vice President

NWQ INVESTMENT MANAGEMENT COMPANY, LLC

By:	/s/ Darcy A. Gratz
Darcy A. Gratz
Vice President